Exhibit 99.1


                     FLEETWOOD REPORTS PRELIMINARY
                 REVENUES FOR FISCAL 2006 FIRST QUARTER

-Manufactured Housing Loan Portfolio Sold; Excess RV Inventory Cleared-


Riverside, Calif., August 4, 2005 - Fleetwood Enterprises, Inc.
(NYSE:FLE), a leading producer of recreational vehicles and manufactured housing, today announced preliminary sales for the first quarter of fiscal 2006, which ended on July 31, 2005.

Company revenues for the quarter were approximately $615 million, a decrease of 7 percent from last year's first quarter total of $659 million. Quarterly sales for wholesale manufactured housing improved 4 percent, while recreational vehicle revenues declined by 13 percent. The quarter was a 14-week quarter compared to last year's standard 13-week quarter.

Manufactured housing preliminary first quarter sales were $204 million before eliminating intercompany sales to the retail business of $26 million. This compares with last year's sales of $196 million before intercompany sales of $36 million.

"Continued strong sales in the manufactured housing industry in California, Arizona and Florida were offset by weakness in the central part of the country," said Elden Smith, president and chief executive officer. "Fleetwood continues to experience retail market share improvements and we see signs of gradual recovery in the lending environment so we are optimistic about our business prospects in the coming quarters. Last week, we successfully closed the sale of our manufactured housing loan portfolio to Vanderbilt Mortgage and Finance, Inc., and expect to close the sale of the majority of the assets of our retail operation to Clayton Homes shortly. The sale of these businesses to affiliates of Berkshire Hathaway Inc. marks a return to our traditional focus on manufacturing."

Recreational vehicle sales for the first quarter were approximately $423 million, down 13 percent from $486 million a year ago. Travel trailer sales accounted for the bulk of the decline, with preliminary sales off 30 percent to $103 million compared with $146 million in the prior year. Motor home revenues slowed by 6 percent to about $299 million compared with $318 million in the same period a year ago, while folding trailer sales slipped 4 percent to about $20 million from $21 million in last year's first quarter.

"Given current wholesale market conditions, we are pleased with our motor home sales," Smith said. "Last year's first quarter revenues were exceptionally difficult to match, but this quarter compares favorably to most quarters in our recent history. As a result, we were able to reduce our finished goods unit inventory by more than 80 percent during the quarter, and now have less than two day's production on hand. Even though travel trailer revenues continued to lag, we were also successful in driving down that division's finished goods inventory to under a week's production. Although, as previously announced, we do not believe that the RV Group operated profitably in the first quarter, we are now comfortable with the Group's current inventory levels and pleased with its new organizational structure.

"Our first quarter results will be impacted by charges related to our previously announced restructuring, but we now have our basic management structure in place and our people in the right jobs," Smith concluded. "This causes me to be optimistic about our future operating performance. The divestiture of our manufactured housing retail and finance units puts a significant distraction largely behind us, and allows us to quickly minimize the earnings drag we had been experiencing from the retail division."

The Company confirmed its intent to continue to defer distributions on its 6% preferred securities, otherwise due on August 15, 2005.

About Fleetwood
Fleetwood Enterprises, Inc. is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, manufactured housing and supply subsidiary plants. For more information, visit the Company's website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood's management as well as assumptions made by, and information currently available to, Fleetwood's management. Such statements reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood's 10-K and other SEC filings. These risks and uncertainties include, without limitation, the cyclical nature of both the manufactured housing and recreational vehicle industries; ongoing weakness in the manufactured housing market; continued acceptance of the Company's products; the potential impact on demand for Fleetwood's products as a result of changes in consumer confidence levels; the effect of global tensions on consumer confidence; expenses and uncertainties associated with the introduction and manufacturing of new products; the future availability of manufactured housing retail financing, as well as housing and RV wholesale financing; exposure to interest rate and market changes affecting certain of the Company's assets and liabilities; availability and pricing of raw materials; changes in retail inventory levels in the manufactured housing and recreational vehicle industries; competitive pricing pressures; the ability to attract and retain quality dealers, executive officers and other personnel; the Company's ability to successfully meet its obligations with respect to Section 404 of the Sarbanes-Oxley Act; and the Company's ability to obtain financing needed in order to execute its business strategies.

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